Exhibit 5.2

October 1, 2021 Arqit Quantum Inc. 1st Floor, 3 More London Riverside London SE1 2RE United Kingdom

Ladies and Gentlemen:

We have acted as New York counsel to Arqit Quantum Inc., a Cayman Islands exempted limited liability company (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (as amended, the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and sale from time to time by the selling securityholders named in the Registration Statement of up to 117,925,000 of our ordinary shares, par value $0.0001 per share (“Ordinary Shares”), of the Company and up to 6,266,667 warrants to purchase Ordinary Shares (each, a “Warrant”) and (ii) the issuance by the Company of 14,891,640 Ordinary Shares upon the exercise of Warrants.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the Warrants.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;
(b)	the form of Warrant certificate, filed as Exhibit 4.2 to the Registration Statement;
(c)

the Assignment, Assumption and Amendment Agreement (the “Warrant Agreement”) entered into by and between the Company, Centricus Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), filed as Exhibit 4.4 to the Registration Statement; and

A limited liability partnership registered in England & Wales under number OC324340. Authorised and regulated by the Solicitors Regulation Authority. The term partner is used to refer to a member of this partnership, a list of whom is available at the registered office address above.

(d)	The Amended and Restated Memorandum and Articles of Association of the Company, filed as Exhibit 3.1 to the Registration Statement.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

When the Registration Statement becomes effective under the Securities Act, assuming the due authorization, execution and delivery of the Warrant Agreement by the parties thereto and the due authorization, execution and delivery of the Warrants by the Warrant Agent, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court of law in equity or at law).

The opinion expressed above is limited to questions arising under the law of the State of New York. We do not express any opinion as to the laws of any other jurisdiction. Various matters concerning the laws of the Cayman Islands are addressed in the opinion of Maples and Calder (Cayman) LLP filed as an exhibit to the Registration Statement. We do not express any opinion as to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Warrants pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Warrants appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

ES:MH:CW